SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2013

BANKFINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road, Burr Ridge, Illinois	60527
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 894-6900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
On December 30, 2013, BankFinancial Corporation (the “Company”) entered into a Standstill Agreement with Financial Edge Fund, L.P, Financial Edge - Strategic Fund, L.P., PL Capital/Focused Fund, L.P., Goodbody/PL Capital, L.P., PL Capital, LLC, PL Capital Advisors, LLC, Goodbody, PL Capital, LLC, Lashley Family 2011 Trust, Albernet OU, Dr. Irving Smokler, Beth Lashley, John W. Palmer and Richard J. Lashley (collectively, the “PL Capital Parties”).
Under the Standstill Agreement and subject to the terms and conditions set forth therein, the Company agreed, among other things: (i) that its board of directors will nominate John W. Palmer to serve as a director of the Company in the class of directors with terms expiring at the Company’s 2017 Annual Meeting; (ii) that the board will consider causing the Company to elect Mr. Palmer to serve as a member of the board of directors of its subsidiary, BankFinancial, F.S.B. (the “Bank”) beginning in January of 2015; and (iii) that the boards of the Company and the Bank will each meet with Mr. Palmer to discuss his goals and objectives as a director.
The Standstill Agreement also provides that during the Standstill Period (defined below), the PL Capital Parties will abide by various support and passivity covenants, as well as other covenants consistent with applicable Federal Reserve Board guidance, including covenants not to take any of the following actions without the prior written approval of the Company’s board of directors : (i) acquire, alone or in concert with others, beneficial ownership in excess of 9.99% of the outstanding common stock of the Company; (ii) make, engage in or participate in, alone or in concert with others, any “solicitation” of “proxies” or consents to vote or seek to advise, encourage, or influence in any manner whatsoever any person with respect to the voting of, any securities of the Company; (iii) otherwise act, alone or in concert with others, to seek to offer to the Company or any of its stockholders any business combination, restructuring, recapitalization or similar transaction to or with the Company or otherwise seek, alone or in concert with others, to control or change the management, Board of Directors or policies of the Company or the Bank or nominate any person as a director who is not nominated by the then incumbent directors or proposing any matter to be voted upon by the stockholders of the Company; (iv) seek the removal of any member of the board; (v) exercise or attempt to exercise a controlling influence (determined in a manner consistent with the public guidance issued by the Federal Reserve) over the management or policies of the Company, or any of its affiliates; or (vi) propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the Company.
The Standstill Agreement further provides that at any annual meeting of the Company’s stockholders during the Standstill Period, the PL Capital Parties will vote all Company shares that they beneficially own in favor of the board nominees selected by the Company’s Corporate Governance and Nominating Committee and will support the Company’s board of directors with respect to any other proposal submitted by any stockholder.
The Standstill Period generally will remain in effect until the earliest of (i) the date that is 10 days after the date that the Company materially breaches its obligations under the Standstill Agreement if the breach is not timely cured; (ii) the date that is three months from the date that Mr. Palmer (or, in the event of his death, disability or resignation, a substitute nominee of the PL Capital Parties, whose substitution shall be subject to the approval of the board of directors in its sole discretion) ceases to be a member of the board, (iii) the date immediately following the Company’s 2017 Annual Meeting of Stockholders subject to certain limitations that will survive for as long as any designee of the PL Capital Parties serves as a member of the board, and (iv) the date on which the Company, at its option, elects to terminate the Standstill Period by written notice to the PL Capital Parties, which election may occur any time after the beneficial ownership of the PL Capital Parties decreases below 5% of the outstanding shares of the Company’s common stock.

The foregoing summary of the Standstill Agreement is not complete and is subject to, and qualified in its entirety by the text of the Standstill Agreement, which is attached as Exhibit 99.1 and incorporated herein by reference.
On December 30, 2013, the Company issued a press release relating to the Standstill Agreement, which is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1
Standstill Agreement dated December 30, 2013 by and between BankFinancial Corporation and Financial Edge Fund, L.P, Financial Edge - Strategic Fund, L.P., PL Capital/Focused Fund, L.P., Goodbody/PL Capital, L.P., PL Capital, LLC, PL Capital Advisors, LLC, Goodbody, PL Capital, LLC, Lashley Family 2011 Trust, Albernet OU, Dr. Irving Smokler, Beth Lashley, John W. Palmer and Richard J. Lashley

99.2	Press release dated December 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKFINANCIAL CORPORATION
(Registrant)

Date:	December 30, 2013	By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board, Chief Executive Officer and President